First Commonwealth Corporation

Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

Monitor the independence and performance of the Company’s independent auditors.

Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the NASDAQ Exchange. The Audit Committee shall be comprised of a minimum of three and no more than six directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements and the regulatory requirements of the Company’s industry, and at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

Review Procedures

1.  Review and reassess the adequacy of this Charter at least annually.  Submit the charter to the
Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.  Review the Company's annual audited financial statements prior to filings or distribution.  Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.  In consultation with the management, and the independent auditors, consider the integrity of the
Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.  Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

4.  Review with financial management and the independent auditors the company's quarterly financial statements prior to filing or distribution.  Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.
The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5.  The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.
The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.  Approve the fees and other significant compensation to be paid to the independent auditors.

7.  On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

8.  Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9.  Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors.  Discuss certain matters required to be communicated to audit committees in accordance with
AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Other Audit Committee Responsibilities

11. Review the annual plan prepared by the Company.

12. On at least an annual basis, review with the Company's counsel or other appropriate individuals, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

13. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.
The report should be included in the Company's annual proxy statement.

14  Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

15. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

16. Annually review a summary of director and officers' related party transactions and potential conflicts of interest.